OSMIUM CAPITAL, LP
OSMIUM CAPITAL II, LP
OSMIUM SPARTAN, LP
OSMIUM DIAMOND, LP
c/o OSMIUM PARTNERS, LLC
300 Drakes Landing Road, Suite 172
Greenbrae, California 94904

March 12, 2019

BY FED-EX OVERNIGHT DELIVERY AND EMAIL

Leaf Group Ltd.
1655 26th Street
Santa Monica, CA 90404

Attention:	Adam Wergeles, Executive Vice President,
Legal & General Counsel

Re:	Stockholder Nominations for Annual Meeting of the Stockholders of Leaf Group Ltd.

Dear Mr. Wergeles:

            Osmium Capital, LP, a Delaware limited partnership (“Fund I”); Osmium Capital II, LP, a Delaware limited partnership (“Fund II”); Osmium Spartan, LP, a Delaware limited partnership (“Fund III”); Osmium Diamond LP (“Fund IV”, and collectively with Fund I, Fund II and Fund III, the “Funds”); Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”); and John H. Lewis, sole Managing Member of Osmium Partners, General Partner of the Funds and a United States citizen (“Mr. Lewis”, and collectively with the Funds and Osmium Partners, the “Nominating Person”), hereby submits this notice (this “Notice”) on the date hereof. The purpose of this Notice, as more fully set forth herein, is to provide notice to Leaf Group Ltd. (the “Company”) of the Nominating Person’s intent to nominate three persons for election to the Board of Directors of the Company (the “Board”) as directors at the 2019 annual meeting of stockholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”).

            This letter and the Exhibits attached hereto are collectively referred to as the “Notice.” As of the date of this Notice, Fund I may be deemed to “beneficially own” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) 867,412 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), 100 shares of which are held in record name. Fund II, Fund III and Fund IV may be deemed to beneficially own 370,168 shares of Common Stock, 321,497 shares of Common Stock, and 408,718 shares of Common Stock, respectively. The Nominating Person may be deemed to beneficially own an aggregate of 1,967,795 shares of Common Stock, representing approximately 7.70% of the outstanding shares of Common Stock.

            As of the date hereof, and to the Nominating Person’s knowledge, based on publicly available information, the current Board consists of nine directors who are divided into three classes with staggered three-year terms. At the annual meeting, three of the nine directors are to be elected at the Annual Meeting to serve for a three-year term expiring at the 2022 annual meeting of stockholders. Through this Notice, the Nominating Person hereby nominates, and notifies you of its intent to nominate at the Annual Meeting, David D. Cathcart, Vladimir S. Jacimovic and Michael J. McConnell (each, a “Nominee” and together, the “Nominees”) for election to the Board. If the Company makes any changes to its Board, nominates individuals not on its current Board, or takes any other action pertinent to the concerns the Participants (as defined below) have expressed about the Company, the Nominating Person reserves the right to amend this Notice, including by substituting and/or increasing the number of its director nominees. Without limiting the generality of the foregoing, if more than three directors are to be elected at the Annual Meeting pursuant to Section 2.5 of the of the Company’s Amended and Restated Bylaws, as adopted on November 9, 2016 (the “Bylaws”), the Nominating Person specifically reserves the right to nominate additional persons to be elected and provided that the Nominating Person conforms with Section 2.5 of the Bylaws (each an “Additional Nominee”). Additionally, if, due to death or disability or for other good cause, any Nominee or Additional Nominee is unable or unwilling to stand for election at the Annual Meeting, the Nominating Person reserves the right to nominate one or more alternate nominees, as applicable, in place of such Nominee(s) or Additional Nominee(s) (each an “Alternate Nominee”). In either event, the Nominating Person will give prompt notice to the Company of its intent to nominate any Additional Nominees or Alternate Nominees at the Annual Meeting. Except where the context otherwise requires, the term “Nominee” as used in this Notice shall be deemed to include one or more Additional Nominees or Alternate Nominees, as applicable. If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees nominated by the Nominating Person at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement nominee(s) selected by the Nominating Person.

            The Nominating Person intends to solicit proxies in support of the Nominees’ election in accordance with applicable law and intends to comply with applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. The manner in which the anticipated solicitation will be undertaken, and information regarding the costs associated therewith and any potential reimbursement, is presently unknown. The participants in this solicitation are anticipated to be: (i) the Funds; (ii) Osmium Partners; (iii) Mr. Lewis and (iv) the Nominees (the entities and individuals listed in this paragraph, each a “Participant” and, collectively, the “Participants”). It is anticipated that certain regular employees of the Participants will also participate in the solicitation of proxies in support of the Nominees’ election in accordance with applicable law and intends to comply with applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that proxies will be solicited by mail, courier services, Internet advertising, telephone, facsimile or in person. The Participants intend on retaining the services of a professional services firm for consulting and analytic services and solicitation services in connection with the solicitation of proxies. The terms of such engagement, the anticipated costs involved in the solicitation and the number of employees or other agents to be employed will be finalized only when such firm is engaged. It is anticipated that the costs related to this solicitation of proxies, including expected expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation, litigation and related expenses, will be borne by the Participants. The Participants may seek reimbursement from the Company for such expenses if any of the Nominees are elected.

            Below please find information required by Article II, Section 2.5 of the Bylaws. Information included in any subsection below shall also be deemed to be information provided in response to items requested in any other subsection of this Notice.

A.        Information as to each Nominee:

1.	The name, age, business and residence address of the Nominee:

Name	Age	Business Address	Residence Address

David D. Cathcart	47

Vladimir S. Jacimovic	55

Michael J. McConnell	53

2.	The principal occupation or employment of the Nominee:

            David D. Cathcart is the Chief Financial Officer of PricessMiner, Inc., a cloud-based AI solution to minimize variability for manufacturers, a position he has held since 2016. He previously served as the Chief Financial Officer at The North Highland Company, Inc., a global management consulting firm, from April 2014 to January 2016. Prior to joining North Highland, Mr. Cathcart served many roles at TRX, Inc., a travel technology and data services provider and at that time a public company, first joining the company in September 2004 as Controller and later serving as Controller, Chief Financial Officer and Treasurer, Secretary and eventually Chief Executive Officer. Prior to joining TRX, Mr. Cathcart served as Controller of General Electric’s Energy Services Installation and Repair division from September 2003 to September 2004, and Assistant Corporate Controller of Mirant Corporation, an integrator and distributor of electricity generation, from June 2001 to September 2003. Mr. Cathcart earned a B.B.A. in Accountancy from the University of Notre Dame in 1993 and an MBA from the University of Central Florida in 2001, and is a Certified Public Accountant. Mr. Cathcart brings extensive business and strategic expertise, as well as in-depth management experience in public company matters, to our Board. In addition, we believe that Mr. Cathcart’s significant financial and accounting experience with public and private companies makes him a valuable resource to our Board and its committees.

            Vladimir S. Jacimovic is the Founder, Managing General Partner and Managing Partner at Continuum Capital Partners and Continuum Capital Partners Fund, L.P., an investment firm that specializes in crossover investments targeting private and public technology companies. Mr. Jacimovic has over 25 years of investing and operating experience with high growth companies in the technology and services industry with specific expertise in the Software as a Service (SaaS), Big Data and Security segments. Mr. Jacimovic was a Venture Partner at New Enterprise Associates (NEA), a leading global venture capital firm, and a Managing Director at Crosslink Capital, a leading stage-independent venture capital firm. He was an integral part of NEA’s venture growth equity initiative and focused on investments in information technology, including software, communications and technology enabled services, and, while at Crosslink, led or coled over 30 venture and public investments in software, communications and technology enabled services. Since starting his venture career in 1996, Mr. Jacimovic was involved in investments in over 20 companies, including CenterRun, Equinix, Metapath, OnDisplay and Saba Software. He has been a director of 8x8 Inc. since March 2014. Mr. Jacimovic served on the Board of Directors of Phoenix Technologies Ltd., Pentaho Corporation, Compiere, Inc., think3 Inc., AmberPoint, Inc., IMLogic, Inc., newScale LLC, CenterRun, Inc., Xylo Inc., iCopyright, Inc., and Cogit Corporation, among others. Mr. Jacimovic received a B.S. in Computer Science and Mathematics from the University of San Francisco in 1985 and an M.B.A. from Harvard Business School in 1992. We believe Mr. Jacimovic’s qualifications to serve as director include his 25 years of investing and operating experience with high growth companies in the technology and services industry with specific expertise in the SaaS, big data and security segments.

            Michael J. McConnell is a private investor. He has served on the Board of Directors of Adacel Technologies, a developer of operational air traffic management systems, speech recognition applications and advanced air traffic control simulation and training solutions, since 2017, and on the Board of Directors of SPS Commerce, Inc., a provider of cloud-based supply chain management services, since 2018. From April 2016 until the company was sold in September 2017, Mr. McConnell served as a director of Guidance Software Inc., a provider of forensic security and risk management applications. Previously he served as a director of Spark Networks, Inc., a global, on-line dating company, from July 2014 until the then-public company was sold in November 2017, as Chairman of its board from January 2015 until June 2017 and as Interim Executive Chairman and Chief Executive Officer from August 2014 through December 2014. From 2009 to 2012, Mr. McConnell served as the Chief Executive Officer of Collectors Universe, Inc., a provider of third-party authentication and grading of high value collectibles, and served as a director from 2007 to 2013. From 1994 to 2007, Mr. McConnell served as a Managing Director of Shamrock Capital Advisors, an investment manager of domestic and international alternative asset funds, where he was a member of the firm’s Executive Committee. Over the course of his career, Mr. McConnell has served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. During the past five years, Mr. McConnell served on the following boards in addition to those listed above: Redflex Holdings Limited, Vitacost Ltd. and PaperlinX Limited. Mr. McConnell received his B.A. in Economics from Harvard University in 1988 and his M.B.A. degree (Shermet Scholar) from the Darden School of the University of Virginia in 1994. We believe that his extensive prior service on both public and private company boards, and considerable experience as an investment professional, makes him a valuable contributor and resource to our Board and its committees.

3.	The class and number of shares of the Company that are beneficially owned by the Nominee:

            As of the date hereof, neither of Messrs. Cathcart, Jacimovic or McConnell own beneficially or of record any securities of the Company and have not engaged in any transactions in securities of the Company during the past two years.

4.	All information relating to the Nominee that is required to be disclosed pursuant to Section 2.5(iv)(c) of the Bylaws:

            Except as set forth in this Notice (including the Exhibits hereto), as of the date of this Notice, (i) no Nominee has purchased or sold Synthetic Equity Interests, as defined in the Bylaws; (ii) no Nominee is a party to any proxy, agreement, arrangement, understanding or relationship pursuant to which such Nominee has or shares a right to vote any shares of Common Stock; (iii) no Nominee has purchased or sold Short Interests, as defined in the Bylaws; (iv) no Nominee has a right to dividends on Common Stock owned beneficially by such party that are separated or separable from the underlying shares of the Company; (v) no Nominee is entitled to any performance-related fees (other than an asset-based fee) based on any increase or decrease in the value of Common Stock or any Synthetic Equity Interests or Short Interests, if any; (vi) no Nominee has any material interest in the nomination of directors for election at the Annual Meeting; (vii) no Nominee holds a significant equity interest or any Synthetic Equity Interests or Short Interests in any principal competitor of the Company; (viii) no Nominee holds a direct or indirect interest in any contract with the Company, any affiliate of the Company, or any principal competitor of the Company; (ix) no Nominee is a party to, or material participant in, any pending or threatened litigation involving the Company or any of its officers or directors, or any affiliate of the Company; and (x) no Nominee is a party to any material transaction during the prior twelve (12) months with the Company, any affiliate of the Company or any principal competitor of the Company. Except as set forth in this Notice (including the Exhibits hereto), as of the date of this Notice, no Nominee has been a party to any material discussions regarding the nomination of directors for election at the Annual Meeting.

5.

All information relating to the Nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected):

            The Nominating Person believes that each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable New York Stock Exchange (“NYSE”) listing standards applicable to board composition; (ii) Section 301 of the Sarbanes-Oxley Act of 2002; (iii) the Company’s Corporate Governance Guidelines, as provided on the Company’s website and (iv) paragraph (a)(1) of Item 407 of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”). No Nominee is a member of a company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

            All of the Nominees are citizens of the United States of America.

            Each of the Nominees has consented to be named as a Nominee in this Notice, to be named as a Nominee in any proxy statement filed by the Nominating Person or its affiliates in connection with the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting and to serve as a director of the Company, if so elected (each, a “Consent” and collectively, the “Consents”). Such Consents are attached hereto as Exhibit A.

            The Nominating Person and certain of its affiliates intend to enter into a Joint Filing and Solicitation Agreement, as necessary, with the Nominees in which, among other things, the parties will agree to (a) the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company and (b) solicit proxies for the election of the Nominees at the Annual Meeting.

            Except as set forth in this Notice (including the Exhibits hereto), as of the date of this Notice, (i) during the past ten years, no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Nominee directly or indirectly beneficially owns any securities of the Company; (iii) no Nominee owns any securities of the Company which are owned of record but not beneficially; (iv) no Nominee has purchased or sold any securities of the Company during the past two years; (v) no Nominee or any of his “associates” (which term, for purposes of this Notice, shall have the meaning ascribed thereto in Rule 14a-1 of Regulation 14A of the Exchange Act) is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to Common Stock, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies; (vi) no associate of any Nominee owns beneficially, directly or indirectly, any securities of the Company; (vii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (viii) no Nominee or any of his associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (ix) no Nominee or any of his associates has any arrangement or understanding with any person (A) with respect to any future employment by the Company or its affiliates or (B) with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (x) no Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting; (xi) no Nominee holds any positions or offices with the Company; (xii) no Nominee has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; and (xiii) no companies or organizations, with which any of the Nominees has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Nominee or any of his associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past 10 years. No Nominee nor any of his associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Company during the Company’s last completed fiscal year, or is subject to any other compensation arrangement described in Item 402 of Regulation S-K.

            The Nominees have each entered into a nominee agreement (the “Nominee Agreement”) with Osmium Partners pursuant to which Osmium Partners has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting, and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on their nomination as candidates for election to the Board or otherwise arising in connection with the solicitation of proxies in support of their election. Mr. McConnell is a limited partner in Fund I, whose investment represents 15 basis points of the total capital in the Funds, which the Funds consider to be an immaterial amount in relation to its total capital. Other than this investment, neither the Nominees nor any of their affiliates, associates, or any other persons with whom the Nominee is Acting in Concert (as defined in the Bylaws) have received compensation, direct or indirect, from the Nominating Person, and have not otherwise entered into any material monetary agreements, arrangements or understanding during the past three years with the Nominating Person. The Nominees will not receive any compensation from Osmium Partners for their services as a Nominee or director of the Company, if elected. If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company’s practices for services of non-employee directors. A copy of the form of Nominee Agreement between Osmium Partners and each of the Nominees is attached hereto as Exhibit B. Other than the Nominee Agreement, there are no agreements, arrangements or understandings between the Nominating Person and any Nominee or other person(s) pursuant to which the nominations described herein are to be made by the Nominating Person.

            Each of the Nominees has completed a written questionnaire with respect to his background and qualification and a written representation and agreement that such Nominee (A) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Nominee, if elected, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Company, with such Nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company and (C) in such Nominee’s individual capacity and on behalf of the Nominating Person, would be in compliance, if elected as a director of the Company, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company. Such questionnaires are attached hereto as Exhibit C, and such written representations are attached hereto as Exhibit D.

B.        Information as to the Nominating Person:

1.	A brief description of and the reasons for proposing such matter at the Annual Meeting:

            The Nominating Person intends to seek the election of the Nominees to the Board at the Annual Meeting. The Nominating Person is seeking the election of the Nominees at the Annual Meeting because it believes that the addition of the Nominees to the Board is necessary to help enhance stockholder value at the Company.

2.	The name and address, as they appear on the Company’s books and records, of the Nominating Person:

            The name and address of the Nominating Person as it appears on its books and records is 300 Drakes Landing Road, Suite 172, Greenbrae, California 94904.

3.	All information relating to the Nominating Person that is required to be disclosed pursuant to Section 2.5(iv)(a) of the Bylaws:

Name	Class	Ownership

Osmium Capital, LP	Common stock, par value $0.0001 per share	867,412 shares of Common Stock owned directly

Osmium Capital II, LP	Common stock, par value $0.0001 per share	370,168 shares of Common Stock owned directly

Osmium Spartan, LP	Common stock, par value $0.0001 per share	321,497 shares of Common Stock owned directly

Osmium Diamond, LP	Common stock, par value $0.0001 per share	408,718 shares of Common Stock owned directly

Osmium Partners, LLC	Common stock, par value $0.0001 per share	1,967,795 shares of Common Stock owned beneficially (consisting of shares of Common Stock owned directly by Osmium Capital, LP; Osmium Capital II, LP; Osmium Spartan, LP; and Osmium Diamond, LP)

John H. Lewis	Common stock, par value $0.0001 per share	1,967,795 shares of Common Stock owned beneficially (consisting of shares of Common Stock owned directly by Osmium Capital, LP; Osmium Capital II, LP; Osmium Spartan, LP; and Osmium Diamond, LP)

            The Nominating Person represents that the Funds may be deemed to beneficially own the shares of Common Stock entitled to vote at the Annual Meeting, as noted in the table above, and that Fund I is a holder of record of 100 shares of Common Stock. A representative of the Nominating Person intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees. The securities of the Company beneficially owned by the Funds were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business). For information regarding purchases and sales of securities of the Company during the past two years by each of Fund I, Fund II, Fund III and Fund IV, please see Exhibit E.

            Each of Fund I, Fund II, Fund III, Fund IV, Osmium Partners and Mr. Lewis are members of a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act, may be deemed to beneficially own the securities owned by the other Participants. Each of Fund I, Fund II, Fund III, Fund IV, Osmium Partners and Mr. Lewis specifically disclaims beneficial ownership of the securities disclosed herein that he or it does not directly own. Without limiting the foregoing sentence, each of Fund I, Fund II, Fund III, Fund IV, Osmium Partners, and Mr. Lewis disclaims beneficial ownership with respect to any shares of Common Stock other than the shares owned directly and of record by such individual or entity.

            The principal business of: (i) each of Fund I, Fund II, Fund III and Fund IV is that of a private investment vehicle engaged in investing and trading in a wide variety of securities and financial instruments for its own account; (ii) Osmium Partners is providing investment management services and serving as the general partner of Fund I, Fund II, Fund III and Fund IV; and (iii) Mr. Lewis is serving as the sole Managing Member of Osmium Partners.

4.	All information relating to the Nominating Person that is required to be disclosed pursuant to Section 2.5(iv)(b) of the Bylaws:

            Except as set forth in this Notice (including the Exhibits hereto), as of the date of this Notice, (i) the Nominating Person has not purchased or sold Synthetic Equity Interests, as defined in the Bylaws; (ii) the Nominating Person is not a party to any proxy, agreement, arrangement, understanding or relationship pursuant to which such Nominating Person has or shares a right to vote any shares of Common Stock; (iii) the Nominating Person has not purchased or sold Short Interests, as defined in the Bylaws; (iv) the Nominating Person does not have a right to dividends on Common Stock owned beneficially by such party that are separated or separable from the underlying shares of the Company; (v) the Nominating Person has no material interest in the nomination of directors for election at the Annual Meeting other than their interests in their capacities as stockholders of the Company; (vi) the Nominating Person does not hold a significant equity interest or any Synthetic Equity Interests or Short Interests in any principal competitor of the Company; (vii) the Nominating Person does not hold a direct or indirect interest in any contract with the Company, any affiliate of the Company, or any principal competitor of the Company; (viii) the Nominating Person is not a party or material participant to any pending or threatened litigation involving the Company or any of its officers or directors, or any affiliates of the Company; (ix) the Nominating Person is not a party to any material transaction during the prior twelve (12) months with the Company, any affiliate of the Company or any principal competitor of the Company; and (x) during the past 10 years, the Nominating Person has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). There are no material proceedings to which any Nominating Person is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

            Except as otherwise disclosed in this Notice, the Nominating Person is not entitled to any performance-related fees (other than an asset-based fee) based on any increase or decrease in the value of shares of the Company or any Synthetic Equity Interests or Short Interests, if any, as of the date of this Notice. Osmium Partners, as the general partner of each of the Funds, may be entitled to an incentive allocation based on the performance of such entities’ respective portfolio of securities, which includes shares of Common Stock of the Company. Mr. Lewis, as Managing Member of Osmium Partners, the general partner of the Funds, may be deemed to earn a pro-rata portion of any incentive allocation to which Osmium Partners is entitled. Except as set forth in this Notice (including the Exhibits hereto), as of the date of this Notice, the Nominating Person has not been a party to any material discussions regarding the nomination of directors for election at the Annual Meeting.

5.	Additional information regarding the Participants pursuant to Regulation 14A under the Exchange Act:

            Below is certain additional information with respect to the Participants that is being provided on a supplemental basis. The inclusion of such information in this Notice shall not be deemed to constitute an admission that any such information is required by Article II, Section 2.5 of the Bylaws.

            Except as otherwise set forth in this Notice (including the Exhibits hereto), (i) during the past 10 years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; and (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Participant or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past 10 years.

            The Nominating Person believes that this Notice is sufficient to provide adequate notice and information to the Company regarding the intended nomination of the Nominees and complies with all notification and other requirements applicable to the Company, if any. If, however, you believe that this Notice for any reason does not comply with such requirements or is otherwise insufficient or defective in any respect, the Nominating Person request that you so notify it no later than 12:00 p.m. (Eastern Time) on March 13, 2019 by contacting Murray Indick, Esq. of Morrison & Foerster LLP by telephone at (415) 268-7096. Please be advised that neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Nominating Person or any of the other Participants to the Company from and after the date hereof shall be deemed to constitute (i) an admission by the Nominating Person or any other Participant that this Notice is in any way defective, (ii) an admission as to the legality or enforceability of any particular provision of the Bylaws or any other matter, (iii) a waiver by the Nominating Person or any other Participant of the right to, in any way, contest or challenge the enforceability of any provision of the Bylaws, or of any other matter, or (iv) consent by any Participant to publicly disclose any information contained herein with respect to such Participant.

Very truly yours,

OSMIUM CAPITAL, LP
OSMIUM CAPITAL II, LP
OSMIUM SPARTAN, LP
OSMIUM DIAMOND, LP
OSMIUM PARTNERS, LLC
JOHN H. LEWIS

By:	/s/ John H. Lewis
Name: John H. Lewis
Title: Managing Member